Exhibit 99.1

Alset Inc. Announces Execution of Binding Term Sheet to Acquire 41.5% Interest in Company Engaged in Distribution of Electric Vehicles and Charging Stations

Bethesda, MD, December 13, 2023 (GLOBE NEWSWIRE) — Alset Inc. (NASDAQ:AEI) (“AEI” or the “Company”), a diversified holding company principally engaged through its subsidiaries in the development of smart and sustainable home communities and other property development, financial services, digital transformation technologies, biohealth activities and consumer products, is pleased to announce the signing of a binding term sheet to acquire 100% of New Energy Asia Pacific Inc. (“NEAPI”). NEAPI owns approximately 41.5% of New Energy Asia Pacific Limited, a Hong Kong company (“New Energy”). New Energy focuses on distributing all-electric versions of special-purpose and transportation vehicles, charging stations and batteries.

This is a strategic move for AEI which is in line with the Company’s commitment to advancing sustainable and eco-friendly solutions for the future.

NEAPI will be acquired from Mr. Heng Fai Chan, the Company’s Chairman, Chief Executive Officer and largest stockholder.

The consideration for the acquisition will consist of a convertible note in the amount of $103.75 million U.S. Dollars to be issued by the Company to the seller. Such convertible note will have a five year term and an interest rate of three (3%) per year. The note may be converted into shares of the Company’s common stock by either party, at any time during the term of the note. The conversion price for such note has been set at $12.00 per share (based on a calculation of the approximate adjusted NAV of the Company per share as at September 30, 2023) which is equivalent to approximately 16 times the last market trading price of AEI of $0.75 as of December 12, 2023. The closing of this acquisition will be subject to certain standard closing conditions.

Currently, New Energy has a strong pipeline of demand, with signed collective sales secured via Memorandums of Understanding totalling up to $42 million in value and continues to garner strong interest from local government departments and market demand. New Energy will seek to significantly increase revenues in the coming months relating to both electric chargers and electric vehicles.

New Energy’s expertise extends across Asia, with established service and training centers in China and Hong Kong, and ongoing development planned in various parts of the world.

The acquisition of NEAPI, and with it, this significant position in New Energy, reinforces Alset Inc.’s commitment to building a better world through sustainable practices. The holistic support offered by New Energy within the electric vehicle ecosystem perfectly aligns with Alset Inc.’s vision for sustainable living.

“We are excited to have NEAPI, and its significant position in New Energy, as part of our Company. This acquisition represents a crucial step forward in our commitment to delivering and developing a broader range of sustainable and environmentally friendly offerings” Danny Lim, Executive Director of the Company commented. “We aim to drive innovation and contribute to the global shift towards a more conscientious and eco-friendly future.”

About Alset Inc.

AEI is a diversified holding company executing on its vision to accelerate sustainable healthy living with a focus on the development of EHome communities and other property development, financial services, digital transformation technologies, biohealth activities and consumer products. Through its operating subsidiaries, AEI’s mission is to provide a healthy living ecosystem that drives long-term exponential growth, building liquidity and value for shareholders. For more information, please visit: https://www.alsetinc.com/

About New Energy Asia Pacific Inc.

NEAPI owns approximately 41.5% ownership in New Energy Asia Pacific Limited, the Hong Kong operational entity. New Energy focuses on distributing all-electric versions of special-purpose and transportation vehicles, charging stations and batteries. For more information about New Energy Asia Pacific Inc., please visit: https://www.newenergyasiapacific.com/.

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review our filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information
Alset Inc.

4800 Montgomery Lane, Suite 210
Bethesda, MD 20814
Email: contact@alsetinc.com